Exhibit 99.1

Freshpet Announces Updates to its Board of Directors

Lauri Kien Kotcher to join Freshpet Board of Directors

Current Director Lawrence Coben to retire to refresh Board and improve Board diversity

SECAUCUS, N.J. – April 10, 2024 – Freshpet, Inc. (“Freshpet” or the “Company”) (Nasdaq: FRPT) today announced updates to its Board of Directors (the “Board”). As part of the Board’s ongoing refreshment process, Lawrence S. Coben, Ph.D. has announced his retirement, effective April 8, 2024, and Lauri Kien Kotcher has been appointed to the Company’s Board, effective April 9, 2024. Ms. Kien Kotcher will replace Dr. Coben on the Board’s Nominating and Governance Committee.

Ms. Kien Kotcher brings over three decades of operational and leadership experience at high-growth consumer companies. Her experience includes serving as Chief Executive Officer of quip, The Shade Store, and Hello Products, as well as Chief Marketing Officer of Godiva Chocolatier.

Walter N. George, Chairman of Freshpet, said, “We are thrilled to welcome Lauri to Freshpet’s Board of Directors. She has a strong track record of growing and scaling businesses from early stage to over $5 billion in revenue, and we believe her expertise will provide valuable perspective to the Board and management team as Freshpet continues to scale.”

Mr. George added, “On behalf of our Board of Directors and management team, I would like to thank Larry for all his contributions during his tenure as a director. He has been a member of our Board since Freshpet’s IPO in 2014 and we have sincerely appreciated his keen business insights and commitment to strong corporate governance.”

“I have admired Freshpet for pioneering the fresh pet food category in the U.S. and I am very pleased to join the Board,” said Ms. Kien Kotcher. “I see a tremendous opportunity for future growth and I look forward to contributing to its success and supporting Freshpet’s leadership team as they execute on their strategy and create long-term value for shareholders.”

“It has been an honor to serve on Freshpet’s Board for the last 10 years and I am incredibly proud of what we have been able to accomplish,” said Dr. Coben. “I believe now is a good time for me to step down in order to refresh the Board and continue to improve upon the director diversity. I am confident in Lauri’s ability to fill my role with her leadership experience and demonstrated track record of success.”

Ms. Kien Kotcher joins the Board as a Class II director with a term expiring at the Company’s 2025 annual meeting and replaces Dr. Coben, who has retired from the Board and will not stand for reelection. With the addition of Ms. Kien Kotcher and the resignation of Dr. Coben, the Board is comprised of 12 directors, eleven of whom are independent.

Lauri Kien Kotcher Biography

Lauri Kien Kotcher is an accomplished executive with over 30 years of experience in the consumer packaged goods industry. Ms. Kien Kotcher has served as Chief Executive Officer at quip, an oral care company, since August 2023. She previously served as Chief Executive Officer of The Shade Store from 2021 to 2022, and Chief Executive Officer of Hello Products from 2015 to 2021 which was acquired by Colgate Palmolive. Ms. Kien Kotcher was a Board member and a Senior Advisor on the Operating Partner team at L Catterton from 2013 to 2019 and served as Chief Marketing Officer of Godiva Chocolatier from 2009 to 2013. Earlier in her career, she held roles at Lehman Brothers, Pfizer Consumer Healthcare, and was a Partner at McKinsey & Company during her 15 year tenure.

About Freshpet
Freshpet’s mission is to improve the lives of dogs and cats through the power of fresh, real food. Freshpet foods are blends of fresh meats, vegetables and fruits farmed locally and made at our Freshpet Kitchens. We thoughtfully prepare our foods using natural ingredients, cooking them in small batches at lower temperatures to preserve the natural goodness of the ingredients. Freshpet foods and treats are kept refrigerated from the moment they are made until they arrive at Freshpet Fridges in your local market.

Our foods are available in select grocery, mass, club, pet specialty, natural and digital retailers across the United States, Canada and Europe. From the care we take to source our ingredients and make our food, to the moment it reaches your home, our integrity, transparency and social responsibility are the way we like to run our business. To learn more, visit www.freshpet.com.

Connect with Freshpet:

https://www.facebook.com/Freshpet

https://x.com/Freshpet

http://instagram.com/Freshpet

http://pinterest.com/Freshpet

http://www.tiktok.com/@Freshpet

https://plus.google.com/+Freshpet

https://en.wikipedia.org/wiki/Freshpet

https://www.youtube.com/user/freshpet400

Investor Contact:
Rachel Ulsh
Rulsh@freshpet.com

Media Contact:
Press@freshpet.com